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                                                                   EXHIBIT 99.21

                                  DIACRIN, INC.

                   PROXY FOR A SPECIAL MEETING OF STOCKHOLDERS

                            To be held August 13, 2003

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned, having received notice of the special meeting and the proxy statement therefor, and revoking all prior proxies, hereby appoints Thomas H. Fraser, Kevin Kerrigan and Steven D, Singer, and each of them, with full power of substitution, as proxies to represent and vote as designated herein all shares of stock of Diacrin, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the special meeting of stockholders of the Company to be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, MA 02109 on August 13, 2003 at 10:00 a.m., local time, and at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. ANY PROXY MAY BE REVOKED BY A STOCKHOLDER AT ANY TIME BEFORE ITS EXERCISE BY DELIVERY OF A WRITTEN REVOCATION OR A SUBSEQUENTLY DATED PROXY TO THE SECRETARY OF THE COMPANY OR BY VOTING IN PERSON AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED
TO COMPLETE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE MERGER PROPOSAL

PROPOSAL 1:         Adopt the Agreement and Plan of of reorganisation and the
                    related Agreement and plan of Merger, both dated as of April 14, 2003, between Diacrin, Inc. and Genvec, pursuant to which (a) Diacrin would be merged with and into Genvec;
                    (b) subject to the terms and conditions contained therein, each outstanding share of Diacrin common stock would be converted into 1.5292 shares (which is a fixed exchange ratio not subject to adjustment) of GenVec common stock and related preferred share purchase rights (with cash to do distributed instead of issuing fractional shares), as described in the attached joint proxy statement/prospectus;
                    and (c) upon the consummation of the merger, the board of directors of GenVec would consist of the nine people identified in the attached Joint proxy statement/prospectus;
                    and approve the merger, as described in the attached joint proxy attachment/prospectus.

                            FOR            AGAINST         ABSTAIN
                            / /              / /             / /

                    THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR THE ADJOURNMENT OF THE SPECIAL MEETING PROPOSAL.

PROPOSAL 2:         Adjourn the special meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of any or all of the above matters presented at the special meeting to approve those matters.

                            FOR            AGAINST         ABSTAIN
                            / /              / /             / /

OTHER MATTERS:      This proxy, when properly executed, will be voted by the
                    persons named in this proxy above to consider and set upon such other matters as may properly come before the special meeting or any adjournments thereof.


Signature:                            Date:
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Signature:                            Date:
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